Exhibit 5.1

postal address	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
office address	Parnassusweg 300 1081 LC AMSTERDAM Blaak 31 3011 GA ROTTERDAM The Netherlands
internet	www.loyensloeff.com

To: the Company

re	Dutch law legal opinion – Terra Innovatum Global N.V.
reference	57924886
date	3 September 2025

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company in connection with the Registration Statement.

2	DEFINITIONS

2.1	Capitalised terms used but not defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Company means (i) prior to the consummation of the Conversion, Terra Innovatum Global S.r.l., a limited liability company (Italian Società a responsabilità limitata) under Italian law, registered with the relevant trade register in Italy under number REA LU-267679 (the Original Company), and (ii) as from the consummation of the Conversion, Terra Innovatum Global N.V., a public limited liability company (naamloze vennootschap) under Dutch law.

Conversion means the cross-border conversion pursuant to which the Original Company will be converted into a Dutch public limited liability company (naamloze vennootschap) and its articles of association will be amended in accordance with the Articles, upon the execution of the Deed of Conversion.

Exchange Agent means Continental Stock Transfer & Trust Company.

General Meeting means the general meeting of shareholders of the Company.

GSR III means GSR III Acquisition Corp., an exempted company under the laws of the Cayman Islands.

Merger means the merger of GSR III with Terra MergerCo, an exempted company to be incorporated under the laws of the Cayman Islands, that will have its registered office address at Appleby Global Services (Cayman) Limited, 71 Fort Street, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the trade register of the Chamber of Commerce in the Netherlands under number 24370566.

amsterdam ● brussels ● london ● luxembourg ● new york ● paris ● rotterdam ● tokyo ● zurich

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Registered Shares means the 161,414,170 ordinary shares in the capital of the Company, having a nominal value of EUR 0.01 each, numbered 1 up to and including 161,414,170 and the 8,040 preferred shares in the capital of the Company, having a nominal value of EUR 100.00 each, numbered P-1 up to and including P-8,040.

Registration means the registration of the Registered Shares with the SEC under the Securities Act.

Reviewed Documents means any document listed in Schedule 1 (Reviewed documents).

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the executed Reviewed Documents and the other documents listed in Schedule 1 (Reviewed Documents).

3.2	We have not reviewed and express no opinion on any document incorporated by reference or referred to in the Reviewed Documents other than the documents referred to in paragraph 3.1.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws, equal treatment of shareholders and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Reviewed Documents and on any representations, warranties or other information included in the Reviewed Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

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4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 2 (Assumptions) and the qualifications set out in Schedule 3 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

As from the consummation of the Conversion, the Company is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Share capital

When issued, the Registered Shares will have been duly authorised and validly issued, and will be fully paid and non-assessable.

6	ADDRESSEES

6.1	This opinion letter is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration with the SEC.

6.2	We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully,

Loyens & Loeff N.V.

/s/ Loyens & Loeff N.V.

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Schedule 1

REVIEWED DOCUMENTS

1	ORGANISATIONAL DOCUMENTS

1.1	Constitutional documents

1.1.1	A draft of the deed of cross-border conversion and amendment of the Company’s articles of association to effect the Conversion including an unofficial English translation thereof dated 1 August 2025, as attached as Annex I to this opinion letter (Deed of Conversion), including the articles of association of the Company as they will read as from the execution of the Deed of Conversion (Articles).

1.1.2	An unofficial translation to English of a copy of the minutes of the extraordinary meeting of shareholders of the Original Company (excluding annexes), held on 6 August 2025, during which the General Meeting resolved, among other things, upon the Conversion (Pre-Conversion Minutes of the Extraordinary Shareholders’ Meeting).

1.2	Issuance resolution and description

1.2.1	A draft of the minutes of the General Meeting to be adopted immediately upon the Conversion becoming effective, pursuant to which, among other things, the General Meeting will resolve to issue ordinary shares in the capital of the Company against a contribution in kind consisting of class A ordinary shares in the capital of GSR III, and to exclude all pre-emptive rights in that regard (Minutes General Meeting).

1.2.2	A draft of the description as referred to in Section 2:94b paragraph 1 of the Dutch Civil Code, describing the contribution of all issued and outstanding shares in GSR III to the Company, dated 29 August 2025 (Description).

1.3	Deed of issuance

A draft of the private deed of issuance of ordinary shares in the capital of the Company against a contribution in kind pursuant to which the Company will issue ordinary shares to the Exchange Agent in respect of the Merger dated 29 August 2025, as attached as Annex II to this opinion letter (Deed of Issuance).

2	MISCELLANEOUS

2.1	Registration statement

The registration statement on form S-4 in relation to the Registration filed or to be filed with the SEC on or about the date of this opinion letter in the form reviewed by us (excluding any documents incorporated by reference in it and any exhibits to it).

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Schedule 2

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies conform to the originals.

1.2	All documents and the legal acts contained therein are accurate, complete, unmodified and not terminated (unless modified by any other document reviewed for the purposes of this opinion letter).

1.3	The draft of the Deed of Conversion will be validly executed in the form of the draft attached to this opinion letter as Annex I and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.4	Each step, resolution, action and/or (other) formality which is required for the implementation of the Conversion, including each step, resolution, action and/or (other) formality as set out in the Deed of Conversion, has been or will have been validly taken and suffices for the implementation of the Conversion.

1.5	The English translation of the Pre-Conversion Minutes of the Extraordinary Shareholders’ Meeting contains a fair and accurate translation of the original document as executed by the parties thereto.

1.6	The draft of the Minutes General Meeting will be validly executed by all parties substantially in the form of the drafts dated 29 August 2025 and drawn up by Loyens & Loeff N.V., with reference number #57,977,964.

1.7	The draft of the Description will be validly executed by all parties subsiantially in the form of the draft dated 29 August 2025 and drawn up by Loyens & Loeff N.V., with reference number #57,964,210.

1.8	The draft of the Deed of Issuance will be validly executed by all parties substantially in the form of the draft attached to this opinion letter as Annex II.

2	Incorporation, existence and corporate power

2.1	The Original Company has been duly incorporated as a società a responsabilità limitata (limited liability company) under Italian law and will have been validly converted into a naamloze vennootschap (public limited liability company) under Dutch law.

2.2	A pre-conversion certificate will have been duly issued by an Italian notary to the Company, confirming that all applicable conditions and formalities from an Italian law perspective for the Conversion will have been duly fulfilled, such in accordance with Directive (EU) 2019/2121 of the European Parliament and of the Council of 27 November 2019 amending Directive (EU) 2017/1132, and that such certificate shall have been shared and registered with the competent authority by an Italian notary.

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2.3	As from the consummation of the Conversion, the Company will not have been dissolved, merged involving the Company as disappearing entity, demerged, converted, terminated, granted a suspension of payments, declared bankrupt, subjected to any other insolvency proceedings or prohibited within the meaning of Section 2:20 (4) of the Dutch Civil Code.

2.4	The Articles as included in the Deed of Conversion in the form of the draft attached to this opinion letter as Annex I will be the articles of association (statuten) of the Company in force on the date of the Minutes General Meeting.

3	Share capital

3.1	Immediately prior to the execution of the Deed of Conversion, the Original Company’s capital equals to EUR 1,275,000.00 and consists of 10 quotas, which have been duly authorised and validly issued and are fully paid and non-assessable.

3.2	Prior to the execution of the Deed of Issuance, an auditor statement as referred to in Section 2:94b paragraph 2 in conjunction with Section 2:94a paragraph 2 of the Dutch Civil Code has been validly issued in relation to the Description.

3.3	At the time of each issue of Registered Shares:

(a)	the issue by the Company of any Registered Shares will have been validly authorised; and

(b)	any pre-emption rights in respect of each issue of Registered Shares will have been observed or validly executed,

all in accordance with the Articles, or any amendment thereto, at the time of authorisation or observance of exclusion.

3.4	The Company’s authorised share capital at the time of each issue of Registered Shares will be sufficient to allow for such issue.

3.5	At the time of each issue of Registered Shares, the Registered Shares will have been:

(a)	issued in accordance with the Deed of Issuance and in the form and manner prescribed by the Articles at the time of issue;

(b)	otherwise offered, issued and duly accepted by the subscriber thereof in accordance with the Deed of Issuance and all applicable laws.

3.6	All steps for payment in respect of the Registered Shares have been or will have been fulfilled.

3.7	The Registered Shares have not been and will not be repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined.

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Schedule 3

Qualifications

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a share in the capital of the Company will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such share.

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